Exhibit 10.6
CHANGE IN CONTROL
AGREEMENT

AGREEMENT by and between Lexmark International, Inc., a Delaware corporation, with its principal place of business in Fayette County, Kentucky (the "Company"), and «Name» (the "Executive"), dated as of «Effective_Date».

The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control which ensures that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.  In consideration of the rights and benefits accruing to each party under this Agreement, the Company and the Executive hereby agree to terminate the Change in Control Agreement entered into by the parties on «Date_of_Old_CIC_Agree», each thereby relinquishing all rights and benefits and terminating the duties and obligations pursuant to such agreement.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this agreement (the "Agreement").

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.           Certain Definitions.

(a)           "Act" shall mean the Securities Exchange Act of 1934, as amended.

(b)           "Change in Control Period" shall mean the period commencing on the date hereof and ending on October 31, 2010; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change in Control Period shall not be so extended.

(c)           "Effective Date" shall mean the first date during the Change in Control Period on which a Change in Control (as defined in Section 2) occurs.  Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive's employment with the Company is terminated within 12 months prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of any potential buyer or potential buyer’s representative in contemplation of a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

(d)           "Proposed Change in Control" means:

(i)           the commencement of a tender or exchange offer by any third person (other than a tender or exchange offer which, if consummated, would not result in a Change in Control) for 30% or more of the combined voting power of the Company's then outstanding securities;

(ii)           the execution of an agreement by the Company, the consummation of which would result in the occurrence of a Change in Control;

(iii)           the public announcement by any person (including the Company) of an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iv)           the adoption by the Board, as a result of other circumstances, including circumstances similar or related to the foregoing, of a resolution to the effect that, for purposes of this Agreement, a Proposed Change in Control has occurred.

(e)           "Subsidiary" shall mean any entity that is directly or indirectly controlled by the Company or any other entity in which the Company has a significant equity interest, as determined by the Board.

(f)           For purposes of this Agreement, the terms “terminate,” “terminated” or “termination of employment,” and variations thereof, as used in this Agreement, are intended to mean a separation from service or termination of employment that constitutes a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.           Change in Control.  For the purpose of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

(a)           a majority of the members of the Board at any time cease for any reason other than due to death or disability to be persons who were members of the Board twenty-four months prior to such time (the "Incumbent Directors"); provided that any director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who are Incumbent Directors shall be treated as an Incumbent Director.

(b)           any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Act, but excluding the Company, its Subsidiaries, any employee benefit plan of the Company or any Subsidiary, employees of the Company or any Subsidiary or any group of which any of the foregoing is a member) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Act), directly or indirectly, including without limitation, by means of a tender or exchange offer, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

(c)           the consummation of a transaction (i) for the merger or other business combination of the Company with or into another corporation immediately following which merger or combination (A) the stock of the surviving entity is not readily tradable on an established securities market, (B) a majority of the directors of the surviving entity are persons who (x) were not directors of the Company immediately prior to the merger and (y) are not nominees or representatives of the Company or (C) any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Act, but excluding the Company, its Subsidiaries, any employee benefit plan of the Company or any Subsidiary, employees of the Company or any Subsidiary or any group of which any of the foregoing is a member) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of 30% or more of the securities of the surviving entity or (ii) for the direct or indirect sale or other disposition of all or substantially all of the assets of the Company.

(d)           Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to occur in the event the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred as a result of any transaction or series of transactions which the Executive, or any entity in which the Executive is a partner, officer or more than 50% owner, initiates, if immediately following the transaction or series of transactions that would otherwise constitute a Change in Control, the Executive, either alone or together with other individuals who are executive officers of the Company immediately prior thereto, beneficially owns, directly or indirectly, more than 10% of the then outstanding shares of common stock of the Company or the corporation resulting from the transaction or series of transactions, as applicable, or of the combined voting power of the then outstanding voting securities of the Company or such resulting corporation.

3.           Employee Benefits During Employment after the Effective Date.

(a)           Incentive, Savings, and Retirement Plans.  For a two year period following a Change in Control, and provided the Executive is then employed by the Company or its Subsidiaries, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its Subsidiaries (including without limitation the Company's Stock Incentive Plan, Retirement Plan, Savings Plan, Long Term Incentive Plan and Supplemental and/or Excess Benefits Plans, as and to the extent those plans are in effect from time to time), but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, less favorable, in the aggregate, than the most favorable of those provided by the Company and its Subsidiaries for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding a Proposed Change in Control or, if more favorable to the Executive, those provided generally at any time after a Proposed Change in Control to other peer executives of the Company and its Subsidiaries.

(b)           Welfare Benefit Plans.  For a two year period following a Change in Control, and provided the Executive is then employed by the Company or its Subsidiaries, the Executive  and the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Subsidiaries (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its Subsidiaries, but in no event shall such plans, practices, policies and programs provide the Executive and the Executive's family with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding a Proposed Change in Control or, if more favorable to the Executive, those provided generally at any time after a Proposed Change in Control to other peer executives of the Company and its Subsidiaries.

(c)           Expenses.  For a two year period following a Change in Control, and provided the Executive is then employed by the Company or its Subsidiaries, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its Subsidiaries in effect for the Executive at any time during the 120-day period immediately preceding a Proposed Change in Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Subsidiaries.  Reimbursement of expenses in accordance with this Section 3(c) shall be made promptly as incurred, and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for reimbursement in any year shall not affect the amount of such expenses eligible for reimbursement in any other year.

(d)           Fringe Benefits.  For a two year period following a Change in Control, and provided the Executive is then employed by the Company or its Subsidiaries, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, in accordance with the most favorable plans, practices, programs and policies of the Company and its Subsidiaries in effect for the Executive at any time during the 120-day period immediately preceding a Proposed Change in Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Subsidiaries.

(e)           Office and Support Staff.  For a two year period following a Change in Control, and provided the Executive is then employed by the Company or its Subsidiaries, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its Subsidiaries at any time during the 120-day period immediately preceding a Proposed Change in Control or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its Subsidiaries.

(f)           Vacation.  For a two year period following a Change in Control, and provided the Executive is then employed by the Company or its Subsidiaries, the Executive shall be entitled to paid vacation, management directed time off with pay and sick leave in accordance with the most favorable plans, policies, programs and practices of the Company and its Subsidiaries as in effect for the Executive at any time during the 120-day period immediately preceding a Proposed Change in Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Subsidiaries.

4.           Termination of Employment after the Effective Date.

(a)           Termination Due to Death or Disability.  The Executive's employment shall terminate automatically upon the Executive's death after the Effective Date.  If the Company determines in good faith that the Disability of the Executive has occurred after the Effective Date (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 13(d) of this Agreement of its intention to terminate the Executive's employment.  In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties.  For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by the Executive of his duties with the Company lasting (or likely to last, based on competent medical evidence presented to the Board) for a continuous period of six months or longer.  The reasoned and good faith judgment of the Board as to the Executive's Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by the Executive or by any physician or group of physicians or other competent medical experts employed by the Executive or the Company to advise the Board.

(b)           Cause.  The Company may terminate the Executive's employment after the Effective Date for Cause.  For purposes of this Agreement, "Cause" shall mean: (i) the willful failure by the Executive to perform substantially the Executive's duties with the Company or any Subsidiary (other than any such failure due to physical or mental illness) after a demand for substantial performance is delivered to the Executive by the executive to which the Executive reports or by the Board, which notice identifies the manner in which such executive or the Board, as the case may be, believes that the Executive has not substantially performed his duties, (ii) the Executive's engaging in willful and serious misconduct that is injurious to the Company or any of its Subsidiaries, (iii) the Executive's making a substantial, abusive use of alcohol, drugs, or similar substances, and such abuse in the Company's judgment has affected his ability to conduct the business of the Company in a proper and prudent manner, (iv) the Executive's conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony, or (v) the willful and material breach by the Executive of any of his obligations hereunder, or the willful and material breach by the Executive of any written covenant or agreement with the Company or any of its affiliates not to disclose any information pertaining to the Company or any of its affiliates or not to compete or interfere with the Company or any of its affiliates.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purposes (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in any of subparagraphs (i) through (v) above, and specifying the particulars thereof in detail.

(c)           Good Reason.  The Executive's employment may be terminated by the Executive after the Effective Date for Good Reason.  "Good Reason" shall mean a termination of employment by the Executive within 90 days following (i) any assignment to the Executive of any duties, functions or responsibilities that are significantly different from, and result in a substantial and material diminution of, the duties, functions or responsibilities that the Executive has on the date hereof, (ii) any requirement by the

Company that the Executive be based more than 100 miles from the Executive’s then current location or the Company headquarters, (iii) any reduction in base salary, (iv) any reduction of in incentive compensation opportunity, using consistent performance goals, (v) a material reduction in the Executive’s total employee benefits,  or (vi) the failure of the Company to obtain the assumption of the Employment Agreement by and between the Company and the Executive dated as of «Date_of_Employment_Agreement»,  or any subsequent employment agreement in effect immediately prior to the Effective Date (“Employment Agreement”) by any successor as contemplated by the Employment Agreement.

(d)           Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(d) of this Agreement.  For  purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 90 days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.  Notwithstanding the foregoing, a Notice of Termination by the Executive must be provided to the Company within 90 days of the date the Executive has actual knowledge of the occurrence of the event or circumstances described in the definition of Good Reason.

(e)           Date of Termination.  "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination, (ii) if the Executive's employment is terminated by the Company other than for Cause, death or Disability, the date on which the Company notifies the Executive of such termination, (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive’s employment is terminated by the Executive for Good Reason, 31 days following the date of receipt of the Notice of Termination, or any later date specified therein, as the case may be, provided that the Executive does not terminate his employment for Good Reason until the Executive has given the Company or its successor at least 30 days in which to cure the event or circumstance set forth in the Notice of Termination and such event or circumstance is not cured by the 30th day.

5.           Obligations of the Company upon Termination.

(a)  Good Reason; Other Than for Cause, Death or Disability.  If, within 24 months after the Effective Date, the Company terminates the Executive's employment other than for Cause, death or Disability or the Executive terminates employment for Good Reason:

(i)           the Company shall pay the Executive the following amounts in a lump sum in cash as soon as reasonably practicable after the Date of Termination, provided that, the payment at such time can be characterized as a “short-term deferral” for purposes of  Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s Date of Termination:

(A)           (1) the Executive's annual base salary on the Effective Date (the "Annual Base Salary") through the Date of Termination, to the extent not theretofore paid to the Executive, (2) the Annual Bonus Amount (as defined in the Executive’s Employment Agreement) with respect to a completed fiscal year to the extent not theretofore paid to the Executive, and (3) the Pro Rata Share of the Annual Bonus (as defined below) for the fiscal year in which the Date of Termination occurs.  "Pro Rata Share of the Annual Bonus" will be equal to the product of (1) the Annual Bonus, calculated assuming the greater of (x) 100% of the Company's incentive compensation financial targets (as defined in such incentive compensation plan) are achieved in such year and (y) the actual attainment of the Company's incentive compensation financial targets as of the Date of Termination are achieved in such year, in each case without regard to personal attainment, and (2) a fraction equal to the number of full and partial months in such year prior to the Date of Termination over 12 (the sum of the amounts described in this clause (A) shall be hereinafter referred to as the "Accrued Obligations"); and

(B) two times the sum of (1) the Annual Base Salary and (2) an amount equal to 100% of the Executive's incentive compensation target (as defined in such incentive compensation plan), calculated as though the Company attains its financial targets (without regard to personal attainment) (the sum of clauses (B) (1) and (B) (2) shall be hereinafter referred to as the "Annual Compensation").

(ii)           for a period of two years following the Executive's Date of Termination or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Subsidiaries, and their families, provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.  Reimbursement of expenses incurred by Executive pursuant to this Section 5(a)(ii) shall be made promptly as incurred, and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of expenses eligible for reimbursement, or in-kind benefits provided, in any year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Code Section 105(b).  If Executive is a “specified employee” under Code Section 409A, the full cost of the continuation or provision of employee benefit plans, programs or arrangements (other than medical or dental benefit plans) under this Section 5(a)(ii) shall be paid by Executive until the earlier to occur of Executive’s death or the date that is six months and one day following Executive’s termination of employment, and such cost shall be reimbursed by the Company to, or on behalf of, Executive in a lump sum cash payment on the earlier to occur of Executive’s death or the date that is six months and one day following Executive’s termination of employment;

(iii)           to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under, and in accordance with the terms of, any plan, program, policy or practice or contract or agreement of the Company and its Subsidiaries (the amounts and types of benefits described in Sections 5(a)(ii) and (iii) of this Agreement, without regard to duration, shall be hereinafter referred to as the "Other Benefits"); and

(iv)           to the extent the Executive has unvested benefits under the Lexmark Retirement Plan, any Supplemental and/or Excess Benefits Plans and/or the Lexmark Savings Plan, or other unvested benefits under the plans, practices, policies and programs described in Section 3(a) of this Agreement, the Company shall accelerate the vesting of benefits under any such plan, practice, policy or program or, if such accelerated vesting is prohibited under applicable laws, the Company shall provide and/or pay the Executive outside any such plan, practice, policy or program the benefits that would have become vested if such acceleration of vesting were not prohibited.

(b)           Death.  If the Executive's employment is terminated by reason of the Executive's death within 24 months after the Effective Date, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and its Subsidiaries to the estates and beneficiaries of peer executives of the Company and its Subsidiaries under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding a Proposed Change in Control or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its Subsidiaries and their beneficiaries.

(c)           Disability.  If the Executive's employment is terminated by reason of the Executive's Disability within 24 months after the Effective Date, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days after six months have passed from the Date of Termination.  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its Subsidiaries to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding a Proposed Change in Control or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its Subsidiaries and their families.

(d)           Cause; Other than for Good Reason.  If the Executive's employment shall be terminated for Cause after the Effective Date, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) the Annual Base Salary through the Date of Termination and (y) Other Benefits accrued through the Date of Termination, in each case to the extent theretofore unpaid.  If the Executive voluntarily terminates employment at any time following the effective date of this Agreement, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued

Obligations and the timely payment or provision of Other Benefits accrued through the Date of Termination.  In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days after six months have passed from the Date of Termination.

6.           Effect of Change in Control on Incentive Awards.  The effect of a Change in Control on Incentive Awards granted to the Executive under the Company's Amended and Restated Stock Incentive Plan, dated as of April 30, 2003, or any successor plan (the "SIP") and any Award Agreement (as defined in the SIP) shall be as provided in the SIP.  Pursuant to authority granted to the Board under the SIP to amend or modify the SIP and the Board's approval of this Agreement, the Company shall not be permitted to substitute Alternative Awards (as defined in the SIP) pursuant to the SIP without the written agreement of the Executive.  Notwithstanding the foregoing, if the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate his employment for Good Reason, the Company shall accelerate the vesting of Incentive Awards.  In addition, the number of Performance Awards (as defined in the SIP) that shall be paid to the Executive upon a Change in Control shall be calculated assuming the greater of (x) 100% of the Company's target performance objectives (as defined in such Performance Awards) are achieved over the measurement period or periods and (y) the actual attainment of the Company's performance objectives from the beginning of the measurement period or periods through the Change in Control are achieved over the measurement period or periods.

7.           Non-exclusivity of Rights; Vested and Severance Benefits.  Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Subsidiaries and for which the Executive may qualify, nor, subject to the last sentence of this Section 7, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Subsidiaries.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.  Notwithstanding the foregoing, if the Executive becomes entitled to receive severance pay under Section 5(a) hereof, such severance pay shall be in lieu of any severance pay under other contract or agreement, any severance or separation plan, program or policy of the Company or any of its Subsidiaries to which the Executive would otherwise have been entitled.

8.           Settlement; Mitigation; Legal Fees and Expenses.

(a)           Full Settlement.  The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

(b)           No Mitigation Required.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Section 5(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment.

(c)           Advancement of Legal Fees and Expenses.  The Company agrees to pay (without duplication) as incurred, to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of  any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement, the Employment Agreement or any guarantee of performance thereof (whether such contest is between the Company and the Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").  Reimbursement of expenses in accordance this Section 8(c) shall be made promptly as incurred, and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for reimbursement in any year, shall not affect the amount of such expenses eligible for reimbursement in any other year.

9.           Tax Equalization for Compensation.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but excluding any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any corresponding provision of any subsequent Internal Revenue Code, as the same may be amended from time to time, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all Federal, state, local and foreign taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)           Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by

PricewaterhouseCoopers L.L.P. or such other certified public accounting firm, law firm or consulting firm as may be designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is reasonably requested by the Company.  In the event that the Accounting Firm is serving as accountant, auditor or advisor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm, law firm or consulting firm to make the determinations required thereunder (which accounting firm, law firm or consulting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within ten days of the receipt of the Accounting Firm's determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)           The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or an Underpayment.  Such notification shall be given as soon as practicable but not later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)           give the Company any information reasonably requested by the Company relating to such claim,

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)           cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)           permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest  the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of their intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)           The Company reserves the right to amend or terminate the provisions of this Section 9 at any time, provided, that no such amendment or termination shall adversely affect the right of any Executive to receive any amount under this Section who becomes subject to the tax imposed by Section 4999 of the Code, in whole or in part, by reason of any change in the ownership or effective control of the Company occurring prior to the date of such amendment or termination.

(f)           Notwithstanding anything to the contrary in the foregoing provisions of this Section 9, (i) payment of any Gross-Up Payment shall be made in accordance with Section 9(b) above and in no event later than December 31 of the year next following the year in which the Excise Tax is remitted to the taxing authority, and (ii) reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, whether federal, state, local or foreign, shall be made as incurred and in no event later than the end of the year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the year following the year in which the audit is completed or there is a final nonapplicable settlement or other resolution of the litigation.

10.           Unauthorized Disclosure; Non-Competition; Non-Interference and Return of Documents.

(a)           Unauthorized Disclosure.  During and after the term of the Executive's employment with the Company and its Subsidiaries, the Executive shall not, without the written consent of the Board or the General Counsel or the Chief Executive Officer of the Company, disclose to any person (other than an employee or director of the Company or its affiliates, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company) any confidential or proprietary information, knowledge or data that is not theretofore publicly known and in the public domain obtained by the Executive while in the employ of the Company and its Subsidiaries with respect to the Company or any of its Subsidiaries or affiliates or with respect to any products, improvements, formulas, recipes, designs, processes, customers, methods of distribution, operation or manufacture, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, plans, strategies, personnel, organization, trade secrets or know-how of the Company or any of its Subsidiaries or affiliates (collectively, "Proprietary Information"), except as may be required by law or in connection with any judicial or administrative proceedings or inquiry.

(b)           Non-Competition.  During the period of the Executive's employment with the Company and its Subsidiaries and thereafter for a period of two years from the Date of Termination, the Executive, regardless of whether such termination is at the insistence of the Company or the Executive, shall not engage directly or indirectly in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder of, any partnership, corporation or other entity which competes with a business (including any product or service offering of such business) that represents 5% or more of the aggregate gross revenues of the Company and its Subsidiaries, or competes with the Company’s solution services business, and which is then engaged in such competition in any geographical area in which the Company or any of its Subsidiaries is then engaged in such business without first obtaining written approval from the Company, provided that the Executive's ownership of less than 1% of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute competition with the Company or any of its Subsidiaries.  The Company may grant or deny such approval in its sole discretion.

(c)           Non-Interference.  During the period of the Executive's employment with the Company and its Subsidiaries and thereafter for a period of two years from the Date of Termination, the Executive, regardless of whether such termination is at the insistence of the Company or the Executive, shall not, directly or indirectly, for his own account or the account of any other person or entity: (a) disparage, criticize, or otherwise make any derogatory statements regarding the products and services of the Company or its Subsidiaries or the Board, officers or employees; (b) solicit, recruit, induce, employ or hire, or attempt to solicit, recruit, induce, employ or hire, directly or by assisting others (including but not limited to, any new employer, any employee of the Company or its Subsidiaries who within six months of that time has been employed by the Company or its Subsidiaries) any person or entity who or which is at the time, or within six months of that time has been, employed by or otherwise engaged to perform services for the Company or its Subsidiaries; or (c) solicit, interfere with, or otherwise entice or attempt to entice away any person or entity who or which is a customer or prospective customer of the Company or its Subsidiaries (including a person or entity who or which is a customer or prospective customer either by direct contract or relationship with the Company or its Subsidiaries, or who or which has purchased, leased, or otherwise acquired the Company’s or its Subsidiaries’ products or services from the Company’s or its Subsidiaries’ distributors, parties for whom the Company is an original equipment manufacturer, dealers or resellers), a supplier to the Company or its Subsidiaries, or has, within the previous 36 months, been a customer of or supplier to the Company or its Subsidiaries.

(d)           Return of Documents.  In the event of the termination of the Executive's employment with the Company and its Subsidiaries for any reason, the Executive will deliver to the Company all memoranda, notes, records, drawings, manuals, or other documents, and all copies thereof including any electronic information (e.g., e-mails and spreadsheets) or copies, that are in the possession of the Executive, whether made or compiled by the Executive or furnished to the Executive by the Company.

(e)           Waiver of Defenses; Enforceability of Covenants.  The Executive acknowledges and agrees that the covenants contained in this Section 10 (as well as each sub-section) shall be construed as agreements independent of each other and of any provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by the Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.  The Executive further agrees that the term of the covenants contained in this Section 10 (as well as each sub-section) and the geographic limitations are reasonable limits within the context of the Executive’s current or former activities for the Company.  The Executive therefore waives any defense to enforcement of these covenants on the grounds that these covenants are not valid or that the terms of these covenants are not reasonable, but the Executive expressly does not waive the right to seek a construction of the covenants themselves.  In the event that any provisions relating to this covenant shall be declared by a court of competent jurisdiction to exceed the maximum time periods and/or areas of restriction deemed reasonable and enforceable, the time period and/or areas of restriction deemed reasonable and enforceable by such court shall become and thereafter be the maximum time period and/or areas.

(f)           Company’s Right to Obtain an Injunction.  The Executive acknowledges that the Proprietary Information and the covenants contained in this Section 10 are extremely valuable to the Company and Executive recognizes and agrees that the injury the Company will suffer in the event of the Executive's breach of this Agreement cannot be compensated by monetary damages alone, and the Executive therefore agrees that the Company, in addition to and without limiting any other remedies or rights that it may have, either under this Agreement or otherwise, shall have the right to obtain an injunction against the Executive (including but not limited to, a temporary restraining order, or a preliminary or permanent injunction), without the posting of any bond and without proof of actual damages, to prevent breaches or threatened breaches of this Agreement and/or to compel specific performance of this Agreement from a court of competent jurisdiction, enjoining any such breach.

11.           Successors.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.           Trust Deposit.  Upon the occurrence of a Proposed Change in Control during the Change in Control Period, the Company shall deposit in trust or escrow with a third party cash in an amount sufficient to provide all of the benefits and other payments to which the Executive would be entitled hereunder if a Change in Control occurred on the date of the Proposed Change in Control and the Executive's employment were terminated by the Company without Cause immediately thereafter.  Upon such deposit, references hereunder to any payment by the Company shall be deemed to refer to a payment from such trust or escrow; provided, however, that nothing contained herein shall relieve the Company of its obligations to make the payments required of them hereunder in the event any such payment is not made from the trust or escrow.  If the Proposed Change in Control does not occur within 24 months following such deposit, the Company may recover any funds deposited.

13.           Miscellaneous.

(a)           Governing Law and Venue.  If a dispute arises between the parties including disputes that may arise out of or relates to this Agreement or the breach, termination, or validity thereof (hereinafter “Dispute”), and if a Dispute cannot be settled through direct discussions, the parties agree that a federal or state court located in Fayette County, in the Commonwealth Kentucky, is an appropriate forum and the parties hereby consent to the jurisdiction of such courts.  AS SUCH, ANY AND ALL ACTIONS, SUITS, OR OTHER LEGAL PROCEEDINGS ARISING FROM OR REGARDING THIS AGREEMENT AND ANY DISPUTE BETWEEN THE PARTIES (INCLUDING ANY ACTION BY EXECUTIVE AGAINST ANOTHER COMPANY EMPLOYEE(S) OR AGENT(S)) SHALL BE BROUGHT EXCLUSIVELY IN A STATE OR FEDERAL COURT SITUATED WITHIN FAYETTE COUNTY IN THE COMMONWEALTH OF KENTUCKY.  THE PARTIES WAIVE ANY OBJECTION A PARTY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH PROCEEDING IN FAYETTE COUNTY THE LOCATION OF THE PRINCIPAL OFFICE OF THE COMPANY; provided, however, that an action or ancillary proceeding to enforce injunctive relief or a judgment obtained by a party in said Fayette County court may be in any appropriate forum.  This Agreement shall be deemed to have been entered into in the Commonwealth of Kentucky; this Agreement is a contract performable wholly or partly within the Commonwealth of Kentucky; and this Agreement as well as any Dispute shall be governed by, enforced and interpreted in accordance with the laws of the Commonwealth of Kentucky notwithstanding its conflict of law provisions.  In any action by Company against Executive in any forum, Executive waives personal service of any summons, complaint or other process and agrees that the service thereof may be made personally or by registered or certified mail directed to the Executive at his/her home address. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR OTHER LEGAL PROCEEDING.

(b)             Condition to Payments.  The Company's obligation to make any payments hereunder shall be conditioned upon Executive’s continued compliance with the terms of this Agreement and the Company's receipt of an appropriately signed

"General Release and Covenant Not to Sue" in form and substance satisfactory to the Company.  Payments made under this Agreement shall immediately cease and the Employee shall repay within 60 days of the violation all amounts previously paid under this Agreement in the event that the Employee violates the terms of the “General Release and Covenant Not to Sue” or the Employee violates any of the covenants contained in Section 10 of this Agreement prior to the Date of Termination or thereafter.

(c)           Internal Revenue Code Section 409A.  The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement that is subject to Code Section 409A may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury Department regulations issued thereunder.  The parties intend that this Agreement be interpreted and construed in compliance with Section 409A of the Code and Treasury Department regulations and other interpretive guidance issued thereunder to the extent applicable.  Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.

(d)           Notices.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Executive:

to the Executive at the address listed on the signature page hereof

If to the Company:

Lexmark International, Inc.
One Lexmark Centre Drive
740 West New Circle Road
Lexington, KY  40550
Attn:  General Counsel

(e)           Amendment.  This Agreement may not be amended or modified, except as provided in Section 9(e), otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  Notwithstanding the foregoing, any modification, waiver or amendment required by law may be made, or be deemed to be made, by a duly authorized officer of the Company without the express approval of the Board and without the Executive’s consent.

(f)           Headings.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(g)           Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state, local and foreign taxes as shall be required to be withheld pursuant to any applicable law, regulation or ruling.

(h)           Waiver.  The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(i)           Employment "At Will"; Entire Agreement.  The Executive and the Company acknowledge that, except as may otherwise be provided in the Employment Agreement or under any other written agreement between the Executive or the Company, the employment of the Executive by the Company is "at will" and the Executive's employment may be terminated by either the Executive or the Company at any time.  Except as otherwise expressly provided herein, this Agreement, the Employment Agreement and the Indemnification Agreement made and entered into as of «Date_of_Indemnification_Agreement», by and among the Company and the Executive (the "Indemnification Agreement") constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including those made to or with the Executive by any other person or entity) are merged herein, in the Employment Agreement and in the Indemnification Agreement and superseded hereby and thereby.  To the extent that the amount and timing of payments required to be made under this Agreement are inconsistent with or different from the amount and timing of payments required to be made pursuant to the Employment Agreement and/or the Indemnification Agreement, the Executive shall be entitled to the most favorable benefits provided to the Executive under the provisions of any such agreements.  In the avoidance of any doubt, this Agreement does not alter, modify or otherwise amend or supersede any agreement or understandings between the Company and Executive as to the Lexmark Agreement Regarding Confidential Information and Intellectual Property, any stock option plan/agreements, sales commission plans/agreements, bonus plans/agreements, incentive compensation plans/agreements or restricted stock unit plans/agreements that may be offered to Executive by the Company, from time to time.

(j)           Reformation; Severability.  If any provision of this Agreement is held by a court to be unreasonable in scope or duration or otherwise, the court shall, to the extent permitted by law, reform such provision so that it is enforceable, and enforce the applicable provision as so reformed.  Reformation of any provision of this Agreement pursuant to this subsection shall not affect any other provision of this Agreement or render this Agreement unenforceable or void.

(k)           Payments Unconditional.  In no event shall an asserted violation of the provisions of this Agreement or any other obligation, covenant or agreement constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement, the Employment Agreement or the Indemnification Agreement.

(l)             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(m)             Pronouns.  Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

(n)             Termination of Existing Agreement.  Upon the execution of this Agreement by a representative of the Company and the Executive, the Change in Control Agreement entered into by the parties on «Date_of_Old_CIC_Agree», is hereby terminated, and each party to this Agreement hereby relinquishes all rights and benefits and terminates all duties and obligations pursuant to such agreement.

(o)             Employee Acknowledgement.  Executive represents and confirms that Executive has been, and is hereby, advised by the Company to consult (at Executive’s expense) with an attorney and otherwise seek financial and legal advice prior to executing this Agreement, has thoroughly discussed all aspects of this Agreement with such advisors as Executive has determined appropriate, has carefully read and fully understands all of the provisions of this Agreement, is not relying on any statements made by any representative, attorney, employee, officer or member of the Board of Directors of the Company, is voluntarily entering into this Agreement, and has had a reasonable period of time to consider this Agreement.

{Signature Page Follows}

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand, and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

LEXMARK INTERNATIONAL, INC.

By:  __________________________________
Paul J. Curlander
Chairman and Chief Executive Officer

EXECUTIVE: «Name»

___________________________________

Address:

___________________________________

___________________________________